Exhibit 4.12

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: ________________	Issue Date: March 13, 2015

CHANTICLEER HOLDINGS, INC.

9% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Chanticleer Holdings, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called “Borrower” or the “Company”), hereby promises to pay to ______________, or its permitted registered assigns or successors in interest or order (the “Holder”), without demand, the sum of _______________________ (US$_______________) (the “Principal Amount”), with simple interest at the annual rate of nine percent (9%) on the Maturity Date (as hereinafter defined) if and to the extent not sooner paid or converted. The “Maturity Date” of this Note shall be March 13, 2017, subject to conversion and acceleration as provided in Section 2 or Section 3 hereof.

This 9% Convertible Promissory Note (the “Note”) has been executed and issued pursuant to the terms of a Securities Purchase Agreement between the Borrower and the Holder dated as of February 11, 2015 (the “Purchase Agreement”) pursuant to which the Holder acquired this Note and common stock purchase warrants. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1.         Interest Rate. Interest on this Note shall be compounded annually and accrue at the annual rate of nine percent (9%) per annum. Interest will be payable on the Maturity Date, accelerated or otherwise, at which time the Principal Amount and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable. Accrued interest on the outstanding Principal Amount shall be due and payable on the Maturity Date in cash.

ARTICLE II

CONVERSION RIGHTS

2.1.         Voluntary Conversion Rights. For so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with any accrued and unpaid interest thereon, into shares of Common Stock of the Borrower or its successor in interest (the “Conversion Shares”), subject to the terms and conditions set forth in this Article II, at the rate of $2.00 per share of Company’s common stock par value $0.001 (the “Common Stock”) (as may be adjusted as provided herein, the “Voluntary Conversion Price”). The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.2.

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2.2.         Mechanics of Holder’s Conversion. In the event that the Holder elects to voluntarily convert any amounts outstanding under this Note into Common Stock the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) together with the Holder’s original Note to the Company, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest, shall issued a replacement Note therefor, and shall deliver such replacement Note to the Holder in accordance with the requirements of the Purchase Agreement. A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. No fractional Conversion Shares shall be issued upon conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Voluntary Conversion Price then in effect.

2.3.         Adjustments to Conversion Price.

(a)          The number of Conversion Shares to be issued upon each conversion of this Note pursuant to this Section 2 shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Voluntary Conversion Price.

(b)          The Voluntary Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)         Adjustment for Reclassification, Reorganization or Merger.  In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the conversion of this Note) on or after the date hereof, or in case, after such date, the Company (or any such other corporation) shall merge with or into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Note immediately prior thereto, all subject to further adjustment as provided in paragraph (b) hereof; in such case, the terms of this Section 2.3(b)(i) shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Note after such consummation.

(ii)        Stock Splits, Combinations and Dividends. If the common stock of the Company are subdivided or combined into a greater or smaller number of shares of common stock, or if a dividend is paid on the common stock by issuance of common stock, the Voluntary Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of common stock outstanding immediately after such event bears to the total number of shares of common stock outstanding immediately prior to such event.

(c)          Whenever a conversion price is adjusted pursuant to this Section 2.3, the Company shall promptly mail to the Holder a notice setting forth the Voluntary Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.4          Issuance of Replacement Note. Upon any loss or destruction of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

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ARTICLE III

EVENTS OF DEFAULT

3.1          The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

(a)          Nonpayment. The Borrower shall default in payment, which default continues for five (5) business days after receipt of written notice. In addition, upon an uncured Event of Default, the interest rate shall increase to 21%, or the legal maximum interest rate under New York State Law for such time as the event of default remains uncured.

(b)          Nonperformance. The Borrower fails to perform or observe any material agreement, term, provision, condition, or covenant required to be performed or observed by the Borrower hereunder or under any other Transaction Document, including the Purchase Agreement and shall fail to substantially cure such failure within thirty (30) days after the receipt of written notice thereof from the Holder;

(c)          Cessation. The Borrower shall liquidate, dissolve, terminate or suspend its business operations; or

(d)          Inability to Perform; Bankruptcy/Insolvency. The Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower, as the case may be; or the Borrower shall institute any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to the Borrower under the laws of any jurisdiction.

(e)          Change of Control. The Borrower shall have a change in control or a change in the Chief Executive Officer position, provided, however that each such event may be waived by the Holder. For purposes of this Section 3.1(e), a change of control shall mean the occurrence of any of the following events: (i) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which shares of stock of the Borrower would be converted into cash, securities or other property, other than a consolidation or merger of the Borrower in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Borrower; or (iii) the purchase by any person (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, corporation or other entity, other than the Borrower or a wholly owned subsidiary of the Borrower, of shares pursuant to a tender or exchange offer, to acquire any stock of the Borrower (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in Rule 13d-3), directly or indirectly, of 50% or more of the outstanding stock of the Borrower.

3.2          Acceleration of Indebtedness. Upon the occurrence of any of the events identified in Sections 3.1(b) through 3.1(e), and the passage of any agreed upon cure periods herein, the Holder may at any time thereafter, upon five days’ written notice to the Borrower, declare the unpaid principal balance, together with the interest accrued thereon and other amounts accrued hereunder and under the other Transaction Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable.

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3.3          Other Remedies. Nothing in this Article III is intended to restrict the Holder’s rights under any of the Transaction Documents or at law, and the Holder may exercise all such rights and remedies as and when they are available.

ARTICLE IV

MISCELLANEOUS

4.1          Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2          Limitations. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon exercise of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Note held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

4.3          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Borrower:	Chanticleer Holdings, Inc.
7621 Little Avenue, Suite 414
Charlotte, North Carolina 28226
Attn: Michael D. Pruitt

If to the Holder:	At the address set forth on the Signature Page to the Securities
Purchase Agreement.

4.4          Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented or reissued, then as so amended or supplemented or reissued.

4.5          Assignees. This Note, and the conversion rights described herein, shall not be assignable by the Holder without the prior written consent of the Borrower, which shall not be unreasonably withheld. Subject to the restrictions of the preceding sentence, the rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assign, heirs, administrators and transferees of the parties.

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4.6          Cost of Collection. In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note, Borrower shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees.

4.7          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the State Supreme Court of the State of New York, County of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

4.8          Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower.

4.9          Construction and Enforcement. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by Holder or its assignor to the Borrower.

4.10        Redemption. This Note may be prepaid by the Borrower, in whole or in part, at any time and from time to time, without premium or penalty, upon 10 days’ prior notice to the Holder.

4.11        Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of common stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.12        Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature pages follow]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 13th day of March, 2015.

CHANTICLEER HOLDINGS, INC.

By:
Name: Michael D. Pruitt
Title: Chief Executive Officer

[Signature Page to Convertible Promissory Note of Chanticleer Holdings, Inc.]

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NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Chanticleer Holdings, Inc., a Delaware corporation (the “Company”) into shares of common stock of the Company according to the conditions set forth in such Note, as of the date written below.

Date of Conversion/Exchange:____________________________________________________________

Conversion Price:___________________________________________________________________

Shares To Be Delivered:______________________________________________________________

Signature:_________________________________________________________________________

Print Name:_______________________________________________________________________

Address:__________________________________________________________________________

__________________________________________________________________________

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